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                                                                    EXHIBIT 99.1


            JLM INDUSTRIES ANNOUNCES AGREEMENT TO SELL JLM TERMINALS

TAMPA, Fla.--(BUSINESS WIRE)--Oct. 2, 2001--JLM Industries, Inc. (Nasdaq:JLMI) today announced that it has entered into a definitive agreement to sell substantially all of the assets of its wholly-owned subsidiary, JLM Terminals, Inc., to the Colonial Group, an operator of bulk liquid terminals based in Savannah, GA, for cash. The sale involves JLM's bulk liquid storage terminal located in Wilmington, NC along with all tangible and intangible assets used in conjunction with its operation. Consummation of the transaction is subject to customary closing conditions and is expected to close in October 2001.

Walter M. Tarpley, Vice President of JLM Industries, Inc., commented, "In this challenging industry environment, we feel it is all the more important to maintain our focus on our core businesses. While JLM Terminals has been a valued member of the JLM family of companies and serves as the standard by which other terminal operators are measured, our strategic focus in recent years has moved away from the bulk storage business."

Mr. Tarpley concluded: "The divestiture of non-strategic business units is part of JLM's ongoing restructuring effort to build value for our shareholders going forward. We are pleased to announce the sale of this business to an industry leader like the Colonial Group and are confident that the transaction will add value."

JLM Industries, Inc. is a leading international marketer and distributor of performance chemicals, olefins, petrochemicals, engineered resins and plastics. The company is listed as the sixth largest chemical distributor in North America, and is a manufacturer and merchant marketer of phenol and acetone. JLM affiliates are conveniently located in twenty countries around the world to serve its customers on a regional and global basis. Visit the JLM web site at http://www.jlmi.com to learn more about its worldwide capabilities.

Forward-Looking Statements

Certain statements contained in this press release, including without limitation, statements containing the words "believes", "anticipates", "hopes", "intends", "expects", and other words of similar import, constitute "forward looking" statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual events to differ materially from expectations. Such factors include: the cyclical nature of the worldwide chemical market; the possibility of excess capacity; fluctuations in the cost and availability of raw materials; the political and economic uncertainties associated with international operations; fluctuations of foreign currency exchange; the risks associated with potential acquisitions and the ability to implement other features of the Company's business strategy. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

CONTACT: JLM Industries, Inc., Tampa
Walter M. Tarpley, 813/632-3300